EXHIBIT 23



            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No.
333-45903  on Form S-8  dated  February  9,  1998,  Registration  Statement  No.
333-106245 on Form S-8 dated June 18, 2003, Registration Statement No. 333-148355 on Form S-8 dated December 27, 2007 and Registration Statement No. 333-152661 on Form S-8 dated July 31, 2008 of Volt Information Sciences, Inc. and subsidiaries of our reports dated February 2, 2009 with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year-ended November 2, 2008.


/s/ ERNST & YOUNG


New York, New York
February 2, 2009